Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE Thursday, October 5, 2017	Investor Relations Contact: Daniel Wong (808) 835-3291 Investor.Relations@HawaiianAir.com Media Relations Contact: Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com

Hawaiian Airlines Reports September 2017 Traffic Statistics
and Updates Expected Third Quarter Metrics

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA) ("Company"), has announced its system-wide traffic statistics for the month of September, third quarter, and year-to-date. It also updated its expectations for certain third quarter financial metrics.

SYSTEM-WIDE OPERATIONS1

SEPTEMBER	2017	2016	% CHANGE
PAX	913,488	883,315	3.4%
RPMS (000)	1,367,347	1,286,281	6.3%
ASMS (000)	1,578,385	1,512,928	4.3%
LF	86.6%	85.0%	1.6 pts.

THIRD QUARTER	2017	2016	% CHANGE
PAX	3,001,446	2,918,230	2.9%
RPMS (000)	4,293,095	4,170,671	2.9%
ASMS (000)	4,950,800	4,894,768	1.1%
LF	86.7%	85.2%	1.5 pts.

YEAR-TO-DATE	2017	2016	% CHANGE
PAX	8,591,733	8,321,114	3.3%
RPMS (000)	12,190,846	11,559,795	5.5%
ASMS (000)	14,208,642	13,813,955	2.9%
LF	85.8%	83.7%	2.1 pts.

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1 Includes the operations of contract carriers under capacity purchase agreements.

Third Quarter 2017 Outlook

The Company has revised its expectations for the quarter ended September 30, 2017 provided in its Second Quarter 2017 Earnings Release on July 25, 2017.

Specifically, the Company revised its estimates for gallons of jet fuel consumed and economic fuel cost per gallon.

The table below summarizes the Company’s revised expectations for the quarter ended September 30, 2017, expressed as an expected percentage change compared to the results for the quarter ended September 30, 2016.

Item	Original Third Quarter 2017 Guidance	Revised Third Quarter 2017 Guidance	GAAP Equivalent	Original GAAP Third Quarter 2017 Guidance	Revised GAAP Third Quarter 2017 Guidance
Gallons of jet fuel consumed	Up 3% to up 5%	Up 3% to up 4%
Economic fuel cost per gallon (a)(b)	$1.55 to $1.65	$1.65 to $1.75	Fuel cost per gallon	$1.50 to $1.60	$1.61 to $1.71

(a)	See reconciliation of actual fuel costs to economic fuel costs.

(b)	Economic fuel cost per gallon estimates are based on September 19, 2017 fuel forward curve.

The Company believes that economic fuel expense is a good measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period. The Company defines economic fuel expense as GAAP fuel expense plus losses/(gains) realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.

Non-GAAP Financial Reconciliations
(in thousands)

	Estimated three months ended September 30, 2017
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$107,328	to	$115,151
Realized (gains)/losses on settlement of fuel derivative contracts	3,000	to	3,000
Economic fuel expense	$110,328	to	$118,151
Fuel gallons consumed	66,866	to	67,515
Economic fuel cost per gallon	$1.65	to	$1.75

Safe Harbor Statement
This press release contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to the Company's expectations regarding gallons of jet fuel consumed, fuel cost per gallon, and economic fuel cost per gallon, each for the quarter ended September 30, 2017. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ended September 30, 2017 to be materially different from any expected results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the Company's ability to accurately forecast quarterly results. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and subsequent filings with the Securities Exchange Commission.

About Hawaiian Airlines
Hawaiian®, the world’s most punctual airline as reported by OAG, has led all U.S. carriers in on-time performance for each of the past 13 years (2004-2016) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler and Travel + Leisure have ranked Hawaiian among the highest of all domestic airlines serving Hawai‘i.

Now in its 88th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 170 jet flights daily between the Hawaiian Islands, with a total of more than 250 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines). For career postings and updates, follow Hawaiian’s LinkedIn page.

For media inquiries, please visit Hawaiian Airlines’ online newsroom.